Free Writing Prospectus
(to the Preliminary Prospectus Supplement dated December 1, 2010)
Filed Pursuant to Rule 433
Registration No. 333-161227
CIGNA Corporation
Pricing Term Sheet

4.375% Senior Notes Due 2020
Issuer:	CIGNA Corporation
Principal Amount:	$250,000,000
Maturity:	December 15, 2020
Coupon:	4.375%
Price to Public (percent of face amount):	99.654% of face amount
Yield to Maturity:	4.418%
Spread to Benchmark Treasury:	145 basis points
Benchmark Treasury:	2.625% due November 15, 2020
Benchmark Treasury Price and Yield:	97-02; 2.968%
Interest Payment Dates:	June 15 and December 15, commencing June 15, 2011
Optional Redemption Provisions:	Prior to September 15, 2020, make-whole call at any time at a discount rate of U.S. Treasury plus 25 basis points; par call on and after September 15, 2020.
Trade Date:	December 1, 2010
Settlement:	December 8, 2010
CUSIP / ISIN:	125509BN8 / US125509BN86
Issuer Ratings (Senior Debt):	Baa2 by Moody’s Investors Service, Inc. / BBB by Standard & Poor’s Ratings Services / BBB by Fitch Ratings, Ltd.

Joint Book Runners:	Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
Deutsche Bank Securities Inc.
These issuer ratings are not a recommendation to buy, sell or hold the notes offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch. Each of the issuer ratings included herein should be evaluated independently of any other issuer rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at (888) 603-5847, Goldman, Sachs & Co. at (866) 471-2526, J.P. Morgan Securities LLC collect at (212) 834-4533 or Deutsche Bank Securities Inc. toll free at (800) 503-4611.